Exhibit 10.1

SEPARATION AGREEMENT

      This separation agreement (“Agreement”) is entered into this 10th day of April, 2001 (the “Effective Date”), by and between Getty Images, Inc. of 701 N. 34th Street, 4th Floor, Seattle, WA 98103 (“Getty”), and John Hallberg (“Hallberg”).

      In consideration of the mutual covenants set forth below, the parties agree as follows:

      1. Separation of Employment. Hallberg resigns from his employment with Getty effective April 30, 2001 (the “Separation Date”). Hallberg will formally announce his resignation no sooner than April 30, 2001.

      2. Separation Package. Getty agrees to provide Hallberg with the following benefits:

           (a) Separation Pay. Getty will pay Hallberg a lump sum equal to twelve (12) months salary as severance pay ($260,000.00) less all lawful or required deductions, within 7 days after the effective date of this Agreement.

           (b) Medical, Welfare, and Retirement Benefits. Getty will provide Hallberg and his dependents with continued medical, welfare, and retirement benefits through April 30 2001. Beginning in May 2001, Hallberg and/or his dependents may elect a temporary continuation of group health insurance coverage at group rates (called “COBRA continuation coverage”). Getty will provide Hallberg and his covered dependents with a separate notice summarizing their COBRA continuation coverage rights and obligations, as well as an election form. If Hallberg and/or his covered dependents wish to continue COBRA coverage, Hallberg must pay all applicable premiums for the duration of the COBRA eligibility period.

           (c) Stock Options. Getty agrees that the stock options granted to Hallberg on October 26, 1998, August 3, 1999, October 22, 1999 and April 6, 2000, totaling 75,000, (less any options exercised prior to March 22, 2001), shall be accelerated and deemed fully vested as of March 22, 2001. Hallberg may exercise any vested options at any time between March 22, 2001 and the close of business on March 22, 2002.

           (d) Accrued Vacation. Getty agrees to pay Hallberg for seven (7) days of accrued but unused vacation, in the amount of Seven Thousand Dollars ($7,000.00). Payment shall be made on or before May 31, 2001.

           (e) Tax Withholding. All payments made under this Agreement shall be subject to applicable federal income tax, social security and any other required withholdings.

           (f) 401(k) Match. Getty agrees to continue the employer’s non-discretionary matching contribution to Hallberg’s 401(k) account through April 30, 2001 and confirm that all amounts are vested.

      3. D&O Coverage. Getty warrants that Hallberg has been, and will continue to be, protected under Getty’s D&O insurance policies, for acts or omissions committed while employed by Getty on or before April 30, 2001.

      4. Releases. Hallberg accepts the Separation Package contained in this Agreement in full satisfaction of all his rights and interests relating to his employment with and separation from Getty and in full satisfaction of all his rights and interests arising under any pre-existing agreement between the parties including, without limitation, the Employment Agreement dated April 10, 2000, between Hallberg and Getty and any and all option agreements between Hallberg and Getty or between Hallberg and Getty Images. In consideration therefore, Hallberg and his heirs, executors, successors and assigns, hereby releases and forever discharges Getty and its respective subsidiaries, successors, past and present officers, directors, agents, and employees from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Hallberg’s employment, or separation from employment, with Getty on or before the date of this Agreement.

      This release specifically covers, but is not limited to, any disability claims under state law; any claims of discrimination based on race, color, national origin, sex, marital status, or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by Getty to Hallberg; any claims under any express or implied contract or legal restrictions on Getty’s right to terminate its employees; any claims of unfair dismissal pursuant to the laws of the United States, the United Kingdom or any other foreign country. Hallberg hereby covenants not to assert any such claims or causes of action.

      Getty and its respective subsidiaries, successors, past and present officers, directors, agents, and employees, hereby releases and forever discharges Hallberg and his heirs, executors, successors and assigns from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Hallberg’s employment, or separation from employment, with Getty on or before the date of this Agreement.

      5. Non-Disparagement. Hallberg and Getty agree for themselves and all others acting on their behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, policies, or conduct of the other, or any parent, subsidiaries, affiliates, officers or employees thereof, or to act in any way with respect to such business operations, policies or conduct that would damage the other’s reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, agents, employees or parents, affiliates and subsidiaries of the other. Each party agrees that they will not comment about the other party to any person or entity, including but not limited to current or former employees, officers or customers, concerning such business operations, policies or conduct except as required or permitted by law or as necessary for that party to defend itself in any civil, criminal, administrative, judicial, arbitral, or administrative proceeding. Each party further agrees that from this point forward it will not state, comment or suggest to any persons any false reasons for Hallberg’s separation from employment with Getty.

Nothing in this paragraph shall prevent Hallberg from commenting about his work experience at Getty in connection with any bona fide efforts at seeking employment, but in such event, he will not disparage Getty in any way.

      6. Non-Solicitation. Hallberg agrees that he will not, during the twelve (12) months following the Separation Date, seek to procure the services of any officer or employee of Getty.

      7. Confidentiality. Hallberg and Getty agree to keep the terms of this Agreement confidential, except for communications about it by Hallberg with his immediate family, attorney or accountants or other professional financial advisors, or communications by Getty with its attorneys, financial advisors, or executive management personnel with a bona fide need to know. Hallberg and Getty further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agree to accept responsibility for any breach of confidentiality by any individual to whom the terms of the Agreement are disclosed. The parties agree that damages for breach of this Confidentiality provision would be difficult to determine and therefore agree that this provision may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the non-breaching party may be entitled.

      8. Complete Agreement. This Agreement constitutes a full and final resolution of all matters in any way related to Hallberg’s employment with, and separation from, Getty. This Agreement supersedes any and all other agreements between the parties including without limitation the Employment Agreement dated April 10, 2000, between Hallberg and Getty. Except as provided in this Agreement, there are no other wages, bonuses or benefits of any kind owed by Getty to Hallberg.

      9. No Admission. Nothing in this Agreement shall be construed as any indication that Getty has acted wrongfully towards Hallberg or any other person.

      10. Voluntary Execution. Hallberg represents that he has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily. Hallberg represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by Getty or any of their respective employees or agents concerning this Agreement.

      Hallberg has a period of twenty-one (21) days in which to consider this Agreement, but may sign it in less than 21 days at his option.

      Hallberg shall have a period of seven (7) days following his signing this Agreement in which to revoke it. This Agreement shall not become effective or enforceable until the revocation period has expired.

      11. Construction of Agreement; Governing Law, Venue. Each party has had a full and complete opportunity to review this Agreement, and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement. Interpretation of this Agreement shall be under Washington law. Any action to determine the construction, validity or performance of this Agreement will be settled by adjudication before the Superior Courts of the

State of Washington in King County or the Federal District Courts of the Western District of Washington (as permitted by law) and each party hereby consents to the jurisdiction of such courts for all disputes, controversies and claims and waives any venue or non conveniens argument.

      12. Amendment. The parties agree that no modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced

      13. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

      14. Attorney’s fees. In the event any proceeding or lawsuit is brought in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

      15. Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

JOHN HALLBERG

/s/ JOHN HALLBERG

John Hallberg

GETTY IMAGES, INC.

By	/s/ JEFF BEYLE

Jeff Beyle, SVP & General Counsel

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